Exhibit 99.1

      MEDIFAST CEO BRADLEY T. MACDONALD TO TRANSFER CEO RESPONSIBILITIES TO
         MICHAEL S. MCDEVITT, PRESIDENT AND CFO EFFECTIVE MARCH 1, 2007

    OWINGS MILLS, Md., Jan. 5 /PRNewswire-FirstCall/ -- Medifast, Inc.
(NYSE: MED) announced today that Bradley T. MacDonald, Chairman and CEO, will transition his CEO responsibilities to Michael S. McDevitt, President and CFO, on March 1, 2007. The succession plan is based on the outstanding leadership and performance of the current management team.

    Mr. MacDonald will continue to serve as the Executive Chairman of the Board of Directors and will provide ongoing management and financial advisory services on the overall business. He will specifically focus on new business development and fostering relationships within the local community.

    Mr. MacDonald has led the Medifast Company from minus four million in stockholders' equity in 1999, to over 27 million in stockholders equity in 2006 with a track record of 28 consecutive quarters of profitability. In addition, since 1999 the Company's market capitalization has gone from one million dollars to over 160 million dollars at the end of 2006. He was recently honored when he was named "Entrepreneur of the Year" in Maryland, in the consumer products category by Ernst and Young, a national audited program. Under MacDonald's leadership, Medifast was ranked 28 of 200 on Forbes' list of the 200 Best Small Companies in America, which was published in an October 2006 issue.

    The important role of Executive Chairman will allow for concentration on strategic and financial advisory issues with the company while turning over the day-to-day operation to Mr. McDevitt and his staff, including general management and investor relations.

    "Michael McDevitt has earned the position of CEO. Over the last few years he has been a key strategic partner in developing our growth strategy that has assisted the company to reach almost double its revenues and profits this year. As the largest shareholder of Medifast, I am confident that he will add significant value to the company moving forward. I appreciate the support given to me by our executive team, associates, vendors and board of directors who have represented shareholder interest well over the last 10 years. As Chairman of the Board, I look forward to working with Michael and his staff in developing our future growth plans," stated Bradley T. MacDonald.

    Mr. McDevitt joined the company in June of 2002 and his primary responsibilities have included oversight of the Medifast business including financial, operational and marketing functions associated with each arm of the company's multiple sales distribution channels. He has played a key role in the design of the overall strategy of the Medifast business for the last four years serving the company in positions including Controller, VP of Finance and his current position of President and CFO. Prior to Medifast, Mr. McDevitt was a Senior Analyst for The Blackstone Group, a Private Equity Group in New York City.

    "I am excited to take on this role for Medifast, Inc. as we embark on a mission to improve the lives of millions of people by providing innovative choices for lasting health. Our dynamic multi-channeled business model provides us the opportunity for success on many levels in a customer-driven world. I am proud to take on the lead role of a company that is not only dedicated to quality management and commitment to enhancing shareholder equity, but also to improving the health of millions of people in a time when obesity is such a growing problem in our society. I am looking forward to working with my executive team to take our company to the next level," stated Michael S. McDevitt.

    As part of the board-approved succession plan, Mr. McDevitt will retain CFO responsibilities and has selected Margaret E. MacDonald as President and Chief Operating Officer of Medifast, Inc.

    "For the past six years, I have worked with Bradley and Michael to help build the infrastructure and manage the internal processes to handle the growth of Medifast. In many cases, we did this without sufficient capital but today we have a world-class team of professionals who are dedicated to the cause of helping obese people lose weight and provide the high level of customer satisfaction they deserve. I am delighted to have been selected by Michael to continue our tradition of providing leadership and efficiency to enhance shareholder value," stated Margaret E. MacDonald.

    Ms. MacDonald has been the VP of Administration and more recently the Senior VP of Operations of Medifast since 2001. She has been instrumental in the modernization and building of infrastructure that has multiplied the efficiency and capacity of the company's manufacturing and distribution facilities. She has a Masters of Business Administration from Loyola College in Baltimore.

    About Medifast (http://www.medifastdiet.com)

    Medifast (NYSE: MED) is the leading easy-to-use, clinically proven portion-controlled weight-loss program. Medifast has been recommended by 15,000 physicians and used by over one million customers. It is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) national network of physicians, 3) medically supervised Medifast Weight Control Centers, and 4) Take Shape For Life program. In 2005, Medifast reported more than $40 million in sales, with 2006 sales expected to reach $70-$72 million. Medifast was founded in 1980 and is located in Owings Mills, Maryland.

SOURCE  Medifast, Inc.
    -0-                             01/05/2007
    /CONTACT:  Kerry O'Neill, Warschawski, +1-410-367-2700 ext. 13, for
Medifast/
    /Web site:  http://www.medifastdiet.com /